Exhibit 10.50

April 29, 2010
Mr. Daniel Nordloh
44 East Mifflin St, Suite 404
Madison, WI  53703

Dear Dan:

On behalf of the Chief Executive Officer, ZBB Energy Corporation (“ZBB”), I am pleased to appoint you to the role of Vice President-Business Development and Marketing. This letter agreement sets forth the terms of your employment.

1.           Position:

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You will serve as ZBB’s VP of Business Development and Marketing reporting to ZBB’s CEO.  Your services to ZBB will be performed primarily in Menomonee Falls, Wisconsin.  You acknowledge, however, that you may be required to travel in connection with the performance of your duties hereunder.

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Nothing contained in this letter will be construed as conferring upon you any right to remain employed by ZBB or any of its subsidiaries or affiliates or affect the right of ZBB or any of its subsidiaries or its affiliates to terminate your employment at any time for any reason or no reason, subject to the obligations of ZBB as set forth herein.

2.           Salary:

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You will be entitled to an annual salary of $160,000, payable in accordance with ZBB’s normal salaried payroll practices. The CEO will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the CEO, the performance of ZBB or your services merit such an increase.

•	ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is required to withhold under applicable law.

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You shall be entitled to a portion of the Sales & Marketing stock option bonus pool estimated at 35,000 shares. This will be a common pool of stock based on meeting a specific revenue target (yet to be determined). More details will be provided.

3.           Term:

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The term under this Agreement shall commence effective as of April 29, 2010 and shall, except as it may otherwise be subject to termination in section 6 of this Agreement, continue thereafter for a period of one year.

N93 W14475 Whittaker Way Menomonee Falls WI 53051 Tel: (262) 253 9800 Fax: (262) 253 9822 Email: hbrown@zbbenergy.com www.zbbenergy.com	PO Box 2047 Kardinya WA 6163 240 Barrington Street Bibra Lake WA 6163 Tel: (08) 9494 2055 Fax: (08) 9494 2066 Email: info@zbbenergy.com

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The term of the engagement under this Agreement shall commence effective as of April 29, 2010 hereto and shall, except as it may otherwise be subject to termination hereunder, continue thereafter for the period of time set forth above.

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The term of this Agreement shall renew automatically for successive terms of one year each unless either party elects not to renew this Agreement by delivery of written notice to the other party not less than ninety (90) calendar days prior to the end of the then current term.

4.           Options:

•	Effective as of the date of your appointment, you will receive option awards.

You will be granted an option to purchase 100,000 shares with an exercise price equal to the closing price of ZBB’s common stock on the NYSE Amex on the date of your appointment as per the terms outlined in the 2007 Equity Incentive Plan (subject to board approval).

5.           Commuting and Other Expenses:

•	We will reimburse your commuting expenses to and from ZBB’s corporate offices in the following manner:
o	IRS mileage reimbursement for miles that exceeds 60 miles round trip to and from your home to ZBB’s corporate offices.
o	This reimbursement will not exceed $10,000 per year.

6.           Benefits:

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During the term of your employment by ZBB, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ZBB’s health Benefit Plan or obtain other health insurance.  If you elect to obtain other health insurance, ZBB will pay the monthly premiums for such insurance up to an amount equal to $800 per month paid either directly by ZBB to the insurance provider, or reimbursed to you on a monthly basis as soon as practicable following your submission to ZBB of proof of payment of each monthly premium payment. You will be solely responsible for the payment of monthly premiums in excess of this amount. ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purpose of Section 106 of the Internal Revenue Code of 1986, as amended.

•	We also offer you three weeks of vacation per calendar year.

7.           Benefits Upon Termination:

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Without giving effect to the timing of the payment of your base salary for 2010 as set forth in Section 2, above, you will be entitled to a severance payment in an amount equal to three months of your annual base salary as then in effect paid in accordance with ZBB’s normal salaried payroll practices as then in effect in the event (a) ZBB terminates your employment for any reason other than “Cause” or “Disability”, (b) you terminate your employment with ZBB for “Good Reason”, or (c) you die.  In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to a severance payment in an amount equal to your base salary as then in effect from the date of termination through the date on which benefits under the long-term disability policy begin, but in no event longer than 90 days, paid in accordance with ZBB’s normal salaried payroll practices as then in effect.  The definitions of “Cause”, “Disability” and “Good Reason” are attached as an exhibit to this letter.  In each case, this severance benefit will be contingent on your execution of a release in a form acceptable to ZBB which is not withdrawn or otherwise revoked within the applicable statutory and/or regulatory time periods or otherwise.  You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

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If you terminate your employment with ZBB for “Good Reason”, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (i) the last day of the six month period following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.  If you are not eligible for COBRA coverage because you have waived health insurance coverage, then, subject to the dollar limits above, ZBB shall pay your monthly premium for long-term disability conversion coverage until the earlier of:  (i) the last day of the six month period following such termination or (ii) the date on which you are offered or obtain long-term disability insurance coverage in connection with new employment or self-employment.

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If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause”, you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any severance payment and you will not be entitled to the payment of the premiums specified above.

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As a condition to your appointment, you will be required to enter into a restrictive covenant agreement.  If you breach the provisions of the restrictive covenant agreement, then you shall forfeit any unpaid severance payments and COBRA and long-term disability conversion coverage premiums as of the time of ZBB’s determination of the breach, and you shall repay to ZBB any severance payments and COBRA and long-term disability conversion coverage premiums you have received as of the time of ZBB’s determination of the breach as soon as practicable after ZBB provides a written demand for payment to you.

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You hereby represent and warrant that you are not bound by any employment or confidentiality agreement or other obligation or commitment, whether contractual or otherwise, that would be inconsistent, or place you in a position of conflict, with your position as VP Business Development and Marketing or this letter agreement.

8.           Timing; Miscellaneous Provisions:

•	The date of your appointment as VP Business Development and Marketing of ZBB will be April 29, 2010.

•	This offer is based on completion of a drug test with a negative result.

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This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes under this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which become bound by this letter agreement.

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This letter agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or referenced in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.  This letter agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

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Any termination of this letter agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this letter agreement which, by necessary or reasonable implication, are intended to apply after termination of this letter agreement.

•	The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

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The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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This letter agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB may assign its rights under this letter agreement to any entity that assumes ZBB’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of ZBB’s assets to such entity.

•	This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We feel that this offer reflects the confidence we have in your ability to contribute to the growth of ZBB and to achieve a significant enhancement of shareholder value.  We very much look forward to having you in your new role. If you agree to the terms of this letter agreement, please execute the letter agreement below.

With warm regards,

ZBB ENERGY CORPORATION

Eric Apfelbach
Chief Executive Officer

Agreed and accepted as of ___________, 2010.

____________________
Daniel Nordloh

DEFINITIONS

Cause.  Termination of your employment with ZBB for “Cause” shall mean termination of your employment with ZBB due to (1) any failure by you to substantially perform your duties with ZBB (other than by reason of illness) which occurs after ZBB has delivered to you a demand for performance which specifically identifies the manner in which ZBB believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand, (2) your commission of a material violation of any law or regulation applicable to ZBB or any of its subsidiaries or your activities in respect of ZBB or any of its subsidiaries, (3) your commission of any material act of dishonesty or disloyalty involving ZBB or any of its subsidiaries, (4) any violation by you of a ZBB policy of material import, (5) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ZBB, (6) your chronic absence from work other than by reason of a serious health condition, (7) your commission of a crime which substantially relates to the circumstances of your position with ZBB or any of its subsidiaries or which has material adverse effect on ZBB or any of its subsidiaries, or (8) the willful engaging by you in conduct which is demonstrably and materially injurious to ZBB or any of its subsidiaries.

Disability.  “Disability” shall mean (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) you have been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident, disability or health plan.

Good Reason.  Termination of your employment with ZBB for “Good Reason” shall mean your termination of your employment with ZBB within thirty (30) days after any of the following: (1) a change in your position with ZBB which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ZBB is reduced proportionately), (2) a notification by ZBB to you that your principal place of employment will be relocated to an office or location that is more than 50 miles from the office or location at which you were principally employed immediately after the date of your appointment as President and Chief Executive Officer of ZBB and that is no closer to your principal residence, or (3) a material breach by ZBB of any term of this letter agreement following written notice thereof and the failure of ZBB to cure such breach within ten days of such written notice.  Notwithstanding the above to the contrary, Good Reason does not exist unless (i) you object to any change, reduction, notification or breach described above by written notice to ZBB within ten (10) business days after such change, reduction, notification or breach occurs, and ZBB fails to cure such change, reduction or breach within ten (10) business days after such notice is given.

Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of ZBB representing more than 50% of the total voting power represented by ZBB’s then outstanding voting securities, provided, however, no change of control shall be deemed to occur as a result of an acquisition of voting securities of ZBB by any other corporation or entity where immediately following such acquisition, more than 50% of the total voting power represented by such entity’s then outstanding voting securities is owned by the individuals and entities owning ZBB’s outstanding voting securities, in substantially the same proportions, immediately prior to such acquisition;

(2) a merger or consolidation of ZBB with another corporation in which ZBB is not the survivor, provided, however, no change in control shall be deemed to occur if immediately following such merger or consolidation, more than 50% of the total voting power represented by such other corporation’s then outstanding voting securities is owned by the individuals and entities owning ZBB’s outstanding voting securities, in substantially the same proportions, immediately prior to such merger or consolidation;

(3) individuals who, as of the date hereof, constitute the Board of Directors of ZBB (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of ZBB; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by ZBB’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Securities Exchange Act, as amended) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(4) the sale or disposition by ZBB of all or substantially all ZBB’s assets, provided, however, no change in control will be deemed to occur if such sale or disposition is to another entity where, immediately following such transaction, more than 50% of the total voting power represented by such entity’s then outstanding voting securities is owned by the individuals and entities owning ZBB’s outstanding voting securities, in substantially the same proportions, immediately prior to such transaction.